Exhibit 3.1
SECOND RESTATED CERTIFICATE OF INCORPORATION
OF
THE WHITEWAVE FOODS COMPANY
The WhiteWave Foods Company, a corporation organized and existing under the General Corporation Law of the State of Delaware does hereby certify:
FIRST:    The name of the corporation is The WhiteWave Foods Company (the “Corporation”).

SECOND:    The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on July 17, 2012. The name under which the Corporation was originally incorporated was The WhiteWave Holding Company. The original certificate of incorporation was most recently amended on May 15, 2014 (“Certificate of Incorporation”).
THIRD:    That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed restatement of the Certificate of Incorporation of said corporation.

FOURTH:    That said restatement was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. The restatement only restates and integrates and does not further amend the provisions of the Corporation’s Certificate of Incorporation as theretofore amended, and there is no discrepancy between those provisions and the provisions of the restated certificate.

FIFTH:    The Second Restated Certificate of Incorporation reads in its entirety as follows:

FIRST: The name of the corporation is The WhiteWave Foods Company (hereinafter called the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL or any applicable successor act thereto, as the same may be amended from time to time.

FOURTH: The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 1,870,000,000 shares, consisting of (i) 1,700,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) 170,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.
A.Common Stock.

1.
Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2.
Voting. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Except as otherwise required by law or this Amended and Restated Certificate of Incorporation (as amended from time to time, including the terms of any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”):

a.with respect to any actions of stockholders for which a record date was fixed each share of Common Stock outstanding on any such record date shall be entitled to one vote;
b.the holders of Common Stock shall vote together as a single class, subject to any voting rights which may be granted to holders of Preferred Stock, on all matters submitted to a vote of stockholders of the Corporation;
c.holders of Common Stock shall be entitled to cast votes in person or by proxy in the manner and to the extent permitted under the Amended and Restated By-laws of the Corporation (the “By-laws”); and
d.notwithstanding any other provision of this Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

3.
Dividends and Distributions. Subject to the preferential and other dividend rights of any outstanding series of Preferred Stock, holders of Common Stock shall be entitled to such dividends and other distributions in cash, stock or property of the Corporation as may be declared by the Board from time to time out of assets or funds of the Corporation legally available therefor.

4.
Liquidation. Subject to the rights of the holders of Preferred Stock, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of the shares of Common Stock shall be entitled to share ratably in any distribution of assets of the Corporation available for distribution to its stockholders. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section A(4), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person (which shall be subject to Section A(5)) or a sale, lease, exchange or conveyance of all or a part of its assets.

5.
Reorganization or Merger. Subject to the rights of the holders of Preferred Stock, in case of any reorganization, consolidation, share exchange or merger of the Corporation with or into another person or persons in which shares of Common Stock are converted into (or entitled to receive with respect thereto) shares of stock or other securities or property (including cash), each holder of a share of Common Stock shall be entitled to receive with respect to each such share the same kind and amount of shares of stock and other securities and property (including cash).

B.Preferred Stock
Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (the “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:
a.the designation of the series, which may be by distinguishing number, letter or title;
b.the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);
c.the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;
d.the dates on which dividends, if any, shall be payable;
e.the redemption rights and price or prices, if any, for shares of the series;
f.the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;
g.the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
h.whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;
i.restrictions on the issuance of shares of the same series or any other class or series;
j.the voting rights, if any, of the holders of shares of the series generally or upon specified events; and
k.any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares, all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.
Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.
Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

FIFTH: This Article FIFTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

C.	General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.

D.
Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of the directors of the Corporation shall be fixed from time to time by resolution of the Board. Other than directors who may be elected by the holders of shares of any series of Preferred Stock or pursuant to any resolution or resolutions providing for the issuance of such stock adopted by the Board, each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided that if, as of the 10th day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast. For purposes of this Section B, a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker nonvotes” not counted as votes cast either “for” or “against” any director’s election).

E.Classes of Directors.

1.
Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective.

2.
Notwithstanding the foregoing, commencing with the election of directors at the third annual meeting of stockholders of the Corporation held following the effectiveness of this Certificate of Incorporation (the “Third Annual Meeting”), pursuant to Section 141(d) of the DGCL (“Section 141(d)”), the Board shall be divided into two classes of directors, Class I and Class II, with the directors in Class I having a term that expires at the fourth annual meeting of stockholders of the Corporation held following the effectiveness of this Certificate of Incorporation (the “Fourth Annual Meeting”) and the directors in Class II having a term that expires at the fifth annual meeting of stockholders of the Corporation held following the effectiveness of this Certificate of Incorporation (the “Fifth Annual Meeting”). The directors who, immediately prior to the election of directors at the Third Annual Meeting, were members of Class III and whose terms as Class III directors expire at the Third Annual Meeting shall be automatically assigned and shall stand for election by the stockholders at the Third Annual Meeting, to Class I; the directors who, immediately prior to the election of directors at the Third Annual Meeting, were members of Class I and whose terms as Class I directors were scheduled to expire at the Fourth Annual Meeting shall remain members of Class I; and the directors who, immediately prior to the election of directors at the Third Annual Meeting, were members of Class II and whose terms as Class II directors were scheduled to expire at the Fifth Annual Meeting shall remain members of Class II.

3.
Notwithstanding the foregoing, commencing with the election of directors at the Fourth Annual Meeting, pursuant to Section 141(d), the Board shall be divided into one class of directors, Class II, with the directors in Class II having a term that expires at the Fifth Annual Meeting. The directors who, immediately prior to the election of directors at the Fourth Annual Meeting, were members of Class I and whose terms as Class I directors were scheduled to expire at the Fourth Annual Meeting shall be automatically assigned, and shall stand for election by the stockholders at the Fourth Annual Meeting, to Class II, and the directors who immediately prior to the election of directors at the Fourth Annual Meeting, were members of Class II shall remain members of Class II.

4.
Notwithstanding the foregoing, commencing with the election of directors at the Fifth Annual Meeting, the Board shall cease to be classified as provided for in Section 141(d), all directors shall stand for election by the stockholders annually, and each director elected by the stockholders at the Fifth Annual Meeting and each annual meeting of the Corporation’s stockholders thereafter shall be elected for a term expiring at the next annual meeting of the Corporation’s stockholders.

F.Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors and Section C of this Article FIFTH, each director shall serve for a term ending on the date of the third annual meeting of the Corporation’s stockholders following the annual meeting of the Corporation’s stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the first annual meeting of the Corporation’s stockholders held following the effectiveness of this Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the second annual meeting of the Corporation’s stockholders held following the effectiveness of this Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Third Annual Meeting; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.
G.Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors fixed pursuant to Section B of this Article FIFTH shall constitute a quorum of the Board. If at any meeting of the Board there shall be less than a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.
H.Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board unless a greater number is required by law or by this Certificate of Incorporation.
I.Vacancies. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.
J.Removal. Any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of shares representing at least 75% of the votes that would be entitled to be cast on such matter by the then-outstanding shares of all classes and series of capital stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class. Notwithstanding the foregoing, from and after the Fourth Annual Meeting, any director or the entire Board may be removed from office, at any time, with or without cause, only by the affirmative vote of the holders of shares representing at least 75% of the votes that would be entitled to be cast on such matter by the then-outstanding shares of all classes and series of capital stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class.
K.Committees. Pursuant to the By-laws, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.
L.Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the By-laws.
SIXTH: Unless and except to the extent that the By-laws shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH: To the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing contained in this Article SEVENTH shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this Article SEVENTH shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the

Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

EIGHTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any person who is or was a director or officer of the Corporation from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145 of the DGCL, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
The Corporation shall, to the fullest extent permitted by the DGCL, advance all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any current or former director or officer within 15 days of presentation of same to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil or criminal, administrative or investigative, so long as the Corporation receives from such current or former director or officer an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the DGCL. Such obligation to advance costs and expenses shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross-claims.
The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to advancement of expenses to any employee or agent of the Corporation up to the extent that the provisions of this Article EIGHTH permit the indemnification and advancement of expenses of directors and officers of the Corporation.
Any repeal or modification of this Article EIGHTH shall not adversely affect any right to indemnification or to advancement of expenses of any person existing at the time of such repeal or modification with respect to any matters occurring prior to such repeal or modification.
NINTH: The Corporation expressly elects to be governed by Section 203 of the DGCL.

TENTH: Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

ELEVENTH: Special meetings of stockholders for any purpose or purposes may be called at any time by the Board, the Lead Director, the Chairman of the Board or the Chief Executive Officer of the Corporation, and may not be called by another other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

TWELFTH: The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article TWELFTH. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of holders of shares representing at least a majority of the votes that would be entitled to be cast on such matter by the then-outstanding shares of all classes and series of capital stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class, shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation; provided, however, the affirmative vote of the holders of shares representing at least 75% of the votes that would be entitled to be cast on such matter by the then-outstanding shares of all classes and series of capital stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article FIFTH, Article SEVENTH, Article EIGHTH, Article NINTH, Article TENTH, Article ELEVENTH, Article THIRTEENTH, Article FOURTEENTH and this sentence of this Certificate of Incorporation, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of this Certificate of Incorporation). Any amendment, repeal, modification or expiration of any of Article SEVENTH, Article EIGHTH and this sentence shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

THIRTEENTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend and repeal the By-laws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by written consent. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the By-laws may also be amended, altered or repealed and new By-laws may be adopted by the affirmative vote of the holders of shares representing at least 75% of the votes that would be entitled to be cast on such matter by the then-outstanding shares of all classes and series of capital stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class.

FOURTEENTH: Unless the Corporation consents in writing to the selection of an alternative forum, any state or federal court located within the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the By-laws, (4) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the By-laws, or (5) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. Any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.

FIFTEENTH: Except as otherwise defined in this Certificate of Incorporation, the following terms shall have the meanings ascribed to them below:
“person” shall mean a natural person, corporation, partnership, limited liability company, joint venture, association or legal entity of any kind; each reference to a “natural person” (or to a “record holder” of shares, if a natural person) shall be deemed to include in his or her representative capacity a guardian, committee, executor, administrator or other legal representative of such natural person or record holder; and

“transfer” shall mean any sale, assignment, pledge, hypothecation, transfer or other disposition or encumbrance of a share of the Corporation’s capital stock, or any beneficial interest therein.
IN WITNESS WHEREOF, the Corporation has caused this Second Restated Certificate of Incorporation to be signed by Roger E. Theodoredis, its Executive Vice President, General Counsel and Corporate Secretary, this 15th day of May, 2014.

By: /s/ Roger E. Theodoredis Executive Vice President, General Counsel and Corporate Secretary